UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): August 25, 2014

                                 AMERICANN, INC.
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             (Exact name of registrant as specified in its charter)

       Delaware                        000-54231                  27-4336843
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(State or other jurisdiction      (Commission File No.)        (IRS Employer
  of incorporation)                                         Identification No.)

                          3200 Brighton Blvd. Unit 114
                                Denver, CO 80216
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          (Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (303) 862-9000
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                          ----------------------------
          (Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 8.01   Other Events

     1.   The Company's website can be located at www.acaninfo.com.

     2. James McCutcheon, AIA, and Read Spear were appointed to the Company's design and development program which will be responsible for designing the Company's Denver Cannabis Center as well as future projects. For their services, the Company has granted Mr. McCutcheon options to purchase 30,000 shares of the Company's common stock and Mr. Spear options to purchase 50,000 shares of the Company's common stock both at an exercise price of $0.75 per share.

          Mr. McCutcheon is a licensed architect in Boulder, Colorado that has been active since 2009 in the design and construction of numerous marijuana dispensaries and cultivation facilities in three states.

          Mr. Spear was the owner and operator of a Colorado medical marijuana dispensary and is a published author of a book about cannabis cultivation. Mr. Spear has agreed to advise the company on the many facets of design regarding cannabis facilities. In addition Mr. Spear can uniquely advise the Company on cannabis facility sustainability as well as energy conservation.

     3. The Company's board of directors cancelled outstanding options granted under the Company's previous management to purchase 5,000,000 shares of the Company's common stock at exercise prices ranging from $1.00 to $5.00 per share.



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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 25, 2014           AMERICANN, INC.


                                 By: /s/ Timothy Keogh
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                                    Timothy Keogh, Chief Executive Officer



















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